EXHIBIT 5.1
Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
May 9, 2007
Brandywine Realty Trust
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
          We have served as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers the offer and sale by the Company of 1,250,000 shares of common shares of beneficial interest, par value $0.01, of the Company (the “Shares”) which may be issued pursuant to the Company’s Non-Qualified Employee Share Purchase Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.
          In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
          1. The Registration Statement in the form in which it is to be filed with the Commission under the 1933 Act;
          2. The Amended and Restated Declaration of Trust of the Company, as amended, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          3. The Bylaws of the Company;
          4. The Plan;
          5. Resolutions adopted by the Board of Trustees of the Company relating to the Plan;

          6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date; and
          7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
          Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
          We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP